EXHIBIT 99.1
Hayes Lemmerz Reports 11% Higher Sales, Improved Operating Income, Positive Free Cash Flow, and Increased Liquidity for Third Quarter of 2005
NORTHVILLE, Mich., December 08, 2005 — Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) today reported that sales for the fiscal third quarter ended October 31, 2005, rose 11 percent to $604.0 million from $545.9 million for the same period last year, helped by higher international volume, significant recovery from customers of increased steel prices, and favorable foreign exchange rates, while North American sales were lower than a year earlier.
The Company reported earnings from operations of $16.8 million, up 29% from $13.0 million in the year earlier quarter. Net loss for the quarter was $13.3 million, compared with a net loss of $5.3 million in the year earlier third quarter, primarily due to higher interest costs.
Adjusted EBITDA(1) was $60.8 million for the third quarter of 2005, down slightly from $62.4 million a year earlier. During the quarter, the Company generated positive free cash flow (2) of $25.1 million (excluding the change in receivables securitization), and its total liquidity improved to $179 million at October 31, 2005 from $129 million at July 31, 2005.
“In the face of lower sales of domestic auto and light truck sales, we are pleased with our third quarter results,” said Curtis Clawson, President, CEO and Chairman of the Board of Hayes Lemmerz. “Our long-term strategy again demonstrated its value by making it possible for us to realize increased sales and higher operating income despite the difficult business environment in North America.”
“We will continue to pursue our strategic plans to expand in low-cost countries, to serve our customers as they continue to expand in markets outside of the U.S. and Western Europe,” Mr. Clawson said. In that regard, he noted that in November, the Company bought a controlling interest in its aluminum wheel joint venture in Turkey. “Increasing our stake in this joint venture further improves our ability to meet customer needs in very important Turkish and European markets,” he said. He also cited the Company’s recent decision to invest in low pressure aluminum wheel casting technology to serve the European truck and trailer market, where aluminum wheels are becoming widely accepted for their ability to provide improved fuel economy and increased payload.
“Consistent with our efforts to concentrate on our core business, subsequent to the quarter, we completed the sale of our Hubs and Drums business and sold our operations in Cadillac, Michigan,” he said. “We will continue to cut costs, rationalize our manufacturing capacity in the U.S., and improve efficiency worldwide. Continued cash flow generation and lowering our debt level is of the highest priority.”
Mr. Clawson noted that Hayes Lemmerz has secured over $300 million in new and carry-over business during the first nine months of 2005, and is winning new business internationally not only with Japanese manufacturers, but also with Korean auto makers. “We are winning new business with the OEMs who are winning the global automotive competition,” Mr. Clawson said.
For the nine months ended October 31, the Company reported sales of $1.75 billion, up 9 percent from $1.61 billion a year earlier. Earnings from operations for the nine months, excluding asset impairment losses and other restructuring charges, were $18.9 million compared with $54.2 million in the prior year period. The Company recorded asset impairment and restructuring charges in the first nine months of fiscal 2005 totaling $37.6 million, compared with $6.2 million of charges in the year earlier period. Adjusted EBITDA for the nine months was $163.5 million, versus $197.2 million in the prior nine months.
The Company provided revised guidance for 2005, to reflect the continued softening in the North American market, the impact to revenue, profits, and cash flow from companies sold, and less favorable exchange rates. Adjusted EBITDA is now expected to be approximately $180 million to $190 million (revised from prior guidance of $190 million to $205 million). Revenue is now expected to be $2.2 billion to $2.3 billion for the full year, and with a free cash flow between neutral and negative $15 million for the full fiscal year. Capital expenditures for the year are still expected to be under $130 million, the Company said.
Due to uncertainties in the North American market, the Company is not providing financial guidance for fiscal year 2006 at this time, but announced that it is targeting positive free cash flow with capital expenditures of under $100 million.
Hayes Lemmerz International, Inc. announced that it will host a telephone conference call to discuss the Company’s fiscal year 2005 third quarter financial results today, Thursday, December 8, 2005, at 10:00 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call: (800) 399-3882 from the United States and Canada; (706) 643-7483 from outside the United States. Callers should ask to be connected to Hayes Lemmerz earnings conference call, Conference ID#1874144. The conference call will be accompanied by a slide presentation, which can be accessed through the Company’s web site, in the

Investor Kit presentations section at http://www.hayes-lemmerz.com/investor—kit/html/presentations.html. A replay of the call will be available from 11:30 a.m. (ET), December 8, 2005 until 11:59 p.m. (ET), December 15, 2005, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#1874144. An audio replay of the call is expected to be available on the Company’s website beginning Tuesday, December 13, 2005.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 36 facilities and over 10,000 employees worldwide.
(1)Adjusted EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude: (i) asset impairment losses and other restructuring charges; (ii) reorganization items; and (iii) other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to earnings from operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. The company is disclosing these non-GAAP financial measures in order to provide transparency to investors.
(2)Free Cash Flow is defined as cash flows from operating activities adjusted to include cash used for investing activities and discontinued operations. Management uses this non-GAAP financial measure because it identifies the amount of cash available to meet principal debt amortization requirements, pay dividends to stockholders, or make corporate investments.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Three Months Ended	Three Months Ended
	October 31, 2005	October 31, 2004
Net sales	$604.0	$545.9
Cost of goods sold	548.7	491.7

Gross profit	55.3	54.2
Marketing, general, and administrative	37.5	38.2
Asset impairments and other restructuring charges	3.8	2.9
Other (income) expense, net	(2.8)	0.1

Earnings (loss) from operations	16.8	13.0
Interest expense, net	18.1	9.6
Other non-operating expense	0.2	1.0

Earnings (loss) from continuing operations before taxes and minority interest	(1.5)	2.4
Income tax expense	10.2	5.2

Loss from continuing operations before minority interest	(11.7)	(2.8)
Minority interest	2.4	2.2

Loss from continuing operations	(14.1)	(5.0)
(Income) loss from discontinued operations, net of tax of $0.4, $0.4 in the three months ended October 31, 2005	(0.8)	0.3

Net loss	$(13.3)	$(5.3)

Loss per common share data
Basic and diluted:
Net loss	$(0.35)	$(0.14)
Weighted average shares outstanding (in millions)	38.0	37.8

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Nine Months Ended	Nine Months Ended
	October 31, 2005	October 31, 2004
Net sales	$1,749.2	$1,612.6
Cost of goods sold	1,600.5	1,442.6

Gross profit	148.7	170.0
Marketing, general, and administrative	123.0	116.3
Asset impairments and other restructuring charges	37.6	6.2
Other (income) expense, net	6.8	(0.5)

Earnings (loss) from operations	(18.7)	48.0
Interest expense, net	49.2	31.7
Other non-operating expense	0.6	1.2
Loss on early extinguishment of debt	—	12.2

Earnings (loss) from continuing operations before taxes, minority interest, and cumulative effect of change in accounting principle	(68.5)	2.9
Income tax expense	18.8	15.9

Loss from continuing operations before minority interest and cumulative effect of change in accounting principle	(87.3)	(13.0)
Minority interest	7.5	6.0

Loss from continuing operations before cumulative effect of change in accounting principle	(94.8)	(19.0)
(Income) loss from discontinued operations, net of tax of $0.8, $0.4 in the nine months ended October 31, 2005	(3.5)	(2.4)
Cumulative effect of change in accounting principle, net of tax of $0.8	—	(2.6)

Net loss	$(91.3)	$(14.0)

Loss per common share data
Basic and diluted:
Net loss	$(2.41)	$(0.37)
Weighted average shares outstanding (in millions)	37.9	37.5

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
Unaudited

	October 31, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$86.6	$34.9
Receivables	274.2	226.8
Other receivables	118.8	77.0
Inventories	178.3	205.0
Prepaid expenses and other current assets	17.3	21.4
Assets held for sale	38.9	30.4

Total current assets	714.1	595.5

Property, plant, and equipment, net	878.4	971.1
Goodwill	382.2	417.9
Intangible assets, net	209.9	233.3
Assets held for sale	25.5	29.3
Other assets	62.2	54.9

Total assets	$2,272.3	$2,302.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank borrowings and other notes	$24.6	$0.6
Current portion of long-term debt	19.3	10.5
Accounts payable and accrued liabilities	405.9	394.7
Liabilities held for sale	17.0	10.6

Total current liabilities	466.8	416.4

Long-term debt, net of current portion	729.6	631.1
Pension and other long-term liabilities	480.2	506.5
Series A warrants and Series B warrants	—	0.5
Liabilities held for sale	1.5	1.2
Redeemable preferred stock of subsidiary	11.9	11.3
Minority interest	32.7	33.7
Stockholders’ equity	549.6	701.3

Total liabilities and stockholders’ equity	$2,272.3	$2,302.0

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Dollars in millions)
Unaudited

	Nine Months	Nine Months
	Ended	Ended
	October 31, 2005	October 31, 2004
Cash flows from operating activities:
Loss from continuing operations	$(94.8)	$(16.4)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used for) operating activities:
Depreciation and amortization	126.2	124.2
Amortization of deferred financing fees and accretion of discount	4.8	2.8
Interest income resulting from fair value adjustment of Series A warrants and Series B warrants	(0.5)	(7.5)
Change in deferred income taxes	(7.3)	(6.1)
Asset impairments	32.6	0.7
Minority interest	7.5	6.0
Subsidiary preferred stock dividends accrued	0.6	0.6
Equity compensation expense	4.9	4.9
Loss on early extinguishment of debt	—	12.2
(Gain) loss on sale of assets	(1.3)	0.1
Changes in operating assets and liabilities that increase (decrease) cash flows:
Receivables	(63.1)	(57.4)
Other receivables	(41.7)	—
Inventories	16.0	0.1
Prepaid expenses and other	(3.3)	1.0
Accounts payable and accrued liabilities	12.7	25.2
Payments related to Chapter 11 Filings	(0.1)	(1.1)

Cash provided by (used for) operating activities	(6.8)	89.3

Cash flows from investing activities:
Purchase of property, plant, equipment, and tooling	(95.6)	(112.4)
Proceeds from sale of assets	18.5	0.7

Cash used for investing activities	(77.1)	(111.7)

Cash flows from financing activities:
Changes in bank borrowings and credit facilities	23.9	0.8
Net proceeds from issuance of common stock	—	117.0
Redemption of Senior Notes, net of discount and related fees	—	(96.7)
Repayment of Term Loan B, net of related fees	(73.8)	(16.0)
Borrowings from Term Loan C	150.0	—
Borrowings (repayment) of long-term debt	33.7	(8.3)
Repayment of notes payable issued in connection with purchases of businesses	—	(13.1)

Cash provided by (used for) financing activities	133.8	(16.3)

Net cash provided by discontinued operations	2.5	4.5
Adjustment for the elimination of the one month lag	—	1.4
Effect of exchange rate changes on cash and cash equivalents	(0.7)	3.2

Increase (decrease) in cash and cash equivalents	51.7	(29.6)
Cash and cash equivalents at beginning of period	34.9	48.5

Cash and cash equivalents at end of period	$86.6	$18.9